Exhibit 10.3

EXHIBIT B

EXECUTIVE BONUS AGREEMENT

This Executive Bonus Agreement (this “Agreement”) is dated as May 1, 2023 (the “Effective Date”) and is entered into by and between Dominari Holdings Inc. (“Dominari”) and Matthew B. McCullough (the “Executive”).

WHEREAS, Executive has entered into a Employment Agreement with Dominari, dated as of May 1, 2023 (the “Executive Agreement”), wherein Dominari and Executive memorialized the terms under which the Executive shall conduct legal activities as an employee of Dominari; and

WHEREAS, In addition to the compensation to be paid to Executive under the Executive Agreement, Dominari wishes to pay a monthly bonus to Executive, as more particularly described herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable considerations, the receipt, sufficiency and adequacy of which are hereby acknowledged, Dominari and Executive agree as follows:

1. Bonus. Dominari shall pay monthly to Executive the bonus amount (each a “Bonus Payment”), over the period and commencing on the date, set forth in Schedule A - Payment Information and Timing attached hereto, which forms a part of this Agreement and hereby is incorporated by reference herein. Schedule A may be updated periodically by Dominari in its sole direction.

2. Registration. Executive understands and agrees that payment of any Bonus Payment under this Agreement is conditioned on Executive satisfying all registration and licensing requirements, and all employment and other terms, as described in the Executive Agreement. Failure of Executive to satisfy said requirements and terms for any reason shall discharge all obligations of Dominari under this Agreement.

3. Timing of Payments. Bonus Payments will be made monthly during the first payroll period of the month. The Bonus Payments shall commence and the first Bonus Payment shall be made in the first payroll period of the second month of the second fiscal quarter of Executive’s employment with Dominari (as set forth in Schedule A).

4. Eligibility. Executive understands and agrees that certain conditions must be met on each payment date in order for him to be eligible for each Bonus Payment. Conditions of eligibility as of each of those dates are:

(a) Executive must satisfy all registration and licensure requirements, as described in Section 2 hereof.

(b) Executive continues to act in the capacity of internal legal counsel for Dominari (or one or more of its affiliates), and there has been no event of death or Disability of Executive.

(c) Executive is employed by Dominari and the Executive Agreement has not been terminated or voided, has not expired, and continues to govern the relationship between Dominari and Executive.

(d) Executive has not had any sanctions, fines, probations, or other censures levied by any regulatory body or agency, has complied with all practices and Policies and Procedures of Dominari. and all other terms of Executive’s employment with Dominari including the Executive Agreement, and is otherwise is in good and satisfactory standing with Dominari and any applicable regulatory or governing agency or entity, during the immediately preceding three (3)-month period, as determined by Dominari in its sole discretion.

(e) Other factors that may render Executive eligible or ineligible, as determined by Dominari in its sole and absolute discretion.

5. Additional Conditions. Executive understands and agrees that the Bonus Payments will not be paid to Executive if Executive is no longer employed by Dominari for any reason, or if there has been a death or Disability of Executive. Executive understands and agrees that in the event that Executive is not eligible or becomes ineligible for a Bonus Payment, the Bonus Payment will not be paid then or at any time thereafter, even if Executive is eligible for Bonus Payments in subsequent Bonus Payment periods.

6. Income Taxes. Executive expressly understands and agrees that all bonus payments are considered earned income in the year paid. Accordingly, Executive understands and agrees that Executive will be liable for all applicable taxes in connection with such earned income, and Dominari or its affiliates may withhold and pay over to any governmental authority any amounts it is obligated to withhold and deduct under law. Executive further agrees that any tax liability or other adverse tax consequences to Executive resulting from this Agreement, including the Bonus Payments hereunder, shall be the sole responsibility of, and will be borne entirely by, Executive, and Dominari shall have no responsibility nor liability whatsoever for same.

7. Performance Duties. It is a condition to Executive’s entitlement to Bonus Payments hereunder that Executive will comply with the rules and regulations of the Securities and Exchange Commission, the Financial Industry Regulatory Authority (“FINRA”), applicable regulatory agencies, self-regulatory organizations, local, state, and federal laws and the policies, plans and procedures of Dominari.

8. Termination. Dominari shall have the right to terminate this Agreement (immediately and without notice) upon the occurrence of the insolvency of, appointment of a receiver for, assignment for the benefit of creditors by, or the commencement of a proceeding under bankruptcy or insolvency law by or against, Executive, the termination of the Loan Agreement with Dominari dated as of the Effective Date (the “Loan Agreement”), or a breach of this Agreement or any other agreement Executive has entered into with Dominari, as determined by Dominari in its sole and absolute discretion.

9. Not an Employment Contract. Executive expressly acknowledges that this Agreement is not an employment contract, an agreement to employ Executive for a specific period of time, or a promise of continued employment with Dominari for any period of time whatsoever.

10. Integration. This Agreement (including Schedule A) contains all of the agreements, representations and understandings made between the parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements, and understandings of any kind, whether written or oral, and of every nature between them.

11. Modifications. Except as otherwise provided herein, this Agreement may not be modified except in writing signed by both parties. Oral modifications of this Agreement are void and unenforceable.

12. Choice of Law. This Agreement shall be interpreted in accordance with the laws of the State if New York, without regard or giving effect to the conflict of laws principals or provisions of the State of New York law and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

13. Assignment. Executive may not assign Executive’s rights or obligations under this Agreement. Dominari may assign this Agreement, including its rights, responsibilities, and obligations herein, without Executive’s consent. Notwithstanding the foregoing, Executive in the event of Executive’s permanent disability or Executive’s estate in the event of Executive’s death, and upon approval by Dominari, in its sole discretion, may assign and transfer the Executive’s remaining rights and obligations, if any, under this Agreement.

14. Waivers. Dominari’ failure to enforce a breach of any term of this Agreement shall not be construed to be a waiver of any subsequent or any breach, and no waiver shall be deemed made, unless the same is so acknowledged by Dominari in writing. Further, Dominari’s failure to exercise any right under this Agreement (or its partial exercise of any such right) shall not constitute a waiver if the right to exercise the same or any other right at another time.

15. Conflict. In the event of any conflict between the terms and conditions set forth in this Agreement and those set forth in the Executive Agreement or the Loan Agreement, the terms and conditions of this Agreement shall control.

16. Miscellaneous. In this Agreement, the terms “include”, “including” and “includes” are deemed to be followed by the words “without limitation”. The terms “hereof”, “hereunder” and “herein” shall refer to this Agreement as a whole and not to any particular section.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be an original and all of which together will be deemed one and the same document.

18. Confidentiality. THE EXIXTENCE OF THE BONUS THAT IS THE SUBJECT OF THIS AGREEEMNT SHALL BE KEPT IN STRICTEST CONFIDENCE BY EXECUTIVE AND SHALL NOT BE DISCLOSED EXCEPT IN RESPONSE TO A WRITTEN INQUIRY FROM A SELF REGULATORY ORGANIZATION, A PROPERLY ISSUED JUDICIAL PROCESS, A SUBPOENA FROM AN ARBITRATION PANEL OR FOR THE LIMITED PURPOSES OF ALLOWING EXECUTIVE TO PREPARE REQUIRED TAX REPORTING FORMS AND TO RESPOND TO INQUIRIES FROM STATE OR FEDERAL TAX AUTHORITIES.

19. Notice. In the event that Executive is served with judicial process, a subpoena from an arbitration panel or any other forum, or a written inquiry from any self-regulatory organization seeking disclosure of matters relating to the grant of existence of the Bonus Payments that are the subject of this Agreement, Executive shall immediately provide written notice of such process to Dominari in order that Dominari may seek to protect its interest in preserving the confidentiality of such matters. Nothing in this Agreement shall prohibit or limit Executive from initiating communications with, or responding to an inquiry from, any regulatory authority or governmental agency or entity, to report possible violations of federal law or regulation, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. No prior authorization from Dominari shall be required to make any such reports or disclosures and no notice is required to Dominari that such reports or disclosures have been made.

Remainder of Page Left Intentionally Blank

Executive represents, warrants and acknowledges that, as of the Effective Date, (i) Executive has read and understands and consents to all of the terms and conditions of this Agreement, (ii) Executive has had the opportunity to consult with independent legal counsel regarding the terms of this Agreement and that the execution of this Agreement is a voluntary act; and (iii) that Executive’s signature binds Executive to the terms of this Agreement.

/s/ Matthew B. McCullough
Matthew B. McCullough, as Executive

DOMINARI HOLDINGS INC.

By:	/s/ Christopher Devall
Name:	Christopher Devall
Title:	Chief Operating Officer

SCHEDULE A

Payment Information and Timing

1.	Monthly Bonus Payment Amount: {Bonus amount in words} ($______)

2.	Period: For a period of sixty (60) months

3.	Commencement of Bonus Payments: The second month of the second fiscal quarter of Executive’s employment with Dominari.

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